Exhibit 99.1

Contact:
Shelly Whitaker, APR

shelly.whitaker
@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

Advance Auto Parts Announces Leadership Change

ROANOKE, Va., May 7, 2007 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, batteries, accessories and maintenance items, today announced that Michael N. Coppola, Chairman, President and CEO has resigned, effective immediately, to pursue other business opportunities. The Company is commencing a national search for a new CEO.

“We would like to thank Mike for his many accomplishments during his six plus year tenure at Advance,” said John C. Brouillard, the Company’s Lead Director.  “As principal architect of our 2010 Marketing Plan, Mike has been instrumental in establishing Advance Auto Parts as a customer-focused leader in the automotive aftermarket.  We wish him well in his future endeavors.”

The Board of Directors appointed Mr. Brouillard as interim Chairman, President and CEO. Mr. Brouillard has been a Board member with Advance since 2004. In connection with his appointment as interim CEO, Mr. Brouillard will relinquish his roles as Lead Director and as a member of the Board’s Audit and Compensation Committees. He retired in 2005 as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, one of the leading retailers in the United States. Mr. Brouillard also serves on the Board of Directors for Eddie Bauer Holdings, Inc.

“Our recent comprehensive business review convinces us that we have many opportunities to continue our growth and improve our performance,” Brouillard said.  “Advance has a number of very experienced executives who know the auto parts industry intimately, and whom I look forward to working with even more closely, as we continue to grow our business.

“I look forward to working directly with the investment community, beginning with our first quarter earnings conference call on Thursday, May 17, 2007,” Brouillard concluded.

Guidance Update
The Company is reaffirming its guidance for first quarter 2007 for comparable-store sales in the low single digit range and earnings per diluted share in the range of $0.68 to $0.72.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of December 30, 2006, the Company operated 3,082 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

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